Exhibit 10.12

September 18, 2017

GECC GP Corp.

800 South Street, Suite 230

Waltham, MA 02453

Ladies and Gentlemen:

We refer to the Profit Sharing Agreement, dated as of November 3, 2016 (the “Agreement”), by and between you and us.

If GECC Net Profit is a negative number, such negative amount shall be carried forward to future periods and offset against GECC Net Profit of future periods on a first-in, first-out basis.  If there are not future positive GECC Net Profit, you will have no obligation to reimburse us for such cumulative negative GECC Net Profit.

All other provisions of the Agreement are in full force and effect and unaffected by this letter agreement.  Article 6 of the Agreement shall apply mutatis mutandis to this letter agreement.

Very truly yours,

/s/ Peter A. Reed
Peter A. Reed
Chief Investment Officer
Great Elm Capital Management, Inc.

Accepted and agreed as of the date first written above.

GECC GP CORP.

By:	/s/ Richard S. Chernicoff
Name:	Richard S. Chernicoff
Title:	Treasurer